EXHIBIT 9.1
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                       STOCKHOLDERS' AND VOTING AGREEMENT

                                  by and among

                                CDKNET.COM, INC.

                                       and

                              THE STOCKHOLDERS THAT
                             ARE SIGNATORIES HERETO

                           DATED AS OF MAY ____, 2004


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                                TABLE OF CONTENTS


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Section 1.        Definitions.................................................................1
Section 2.        Methodology for Calculations................................................3
Section 3.        Voting Agreement............................................................3
Section 4.        Restrictions on Transfers of Stock..........................................3
Section 5.        Tag-Along Rights............................................................4
   5.1.     Tag-Along.........................................................................4
   5.2.     Tag-Along Obligations.............................................................4
   5.3.     Closing...........................................................................4
   5.4.     Limitations.......................................................................5
Section 6.        Certain Covenants...........................................................5
   6.1.     Financial Statements, Other Information and Access................................5
   6.2.     Management Reports.....................................ERROR! BOOKMARK NOT DEFINED.
   6.4      Board and Committee Notice Requirement............................................7
   6.5      Action by the Board of Directors..................................................7
   6.6      Reimbursement of Certain Expenses.................................................7
   6.7      Directors' Indemnification; Insurance.............................................8
Section 7.        Conflicting Agreements......................................................8
Section 8.        Legend......................................................................8
Section 10.       Duration of Agreement......................................................10
Section 11.       Further Assurances.........................................................10
Section 12.       Amendment and Waiver.......................................................10
Section 13.       Severability...............................................................10
Section 14.       Entire Agreement; Effect on Prior Agreement................................10
Section 15.       Successors and Assigns.....................................................11
Section 16.       Counterparts...............................................................11
Section 17.       Remedies...................................................................11
Section 18.       Notices....................................................................11
Section 19.       Governing Law, Consent to Jurisdiction.....................................12
Section 20.       Miscellaneous..............................................................12
Section 21.       Construction...............................................................12
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                       STOCKHOLDERS' AND VOTING AGREEMENT

         THIS STOCKHOLDERS' AND VOTING AGREEMENT (the "Agreement") is made as of ______________, 2004 by and among CDKNET.COM, INC., a Delaware corporation (the "Company"), and each of the Stockholders of the Company executing one of the signature pages attached hereto.

                              W I T N E S S E T H :

         WHEREAS, as of the date hereof, Steven A. Horowitz, Stortford Holding Limited, Scarborough Ltd., and Target Growth Fund (the "Investors") own an aggregate of [___________] shares of the Company's Common Stock, par value $.0001 per share (the "Common Stock"); and

         WHEREAS, Renee Typaldos, Patra Holdings LLC, Andreas Typaldos Family Limited Partnership, and the Renee Typaldos Family Partnership, Ltd. (collectively the "Typaldos Parties") are receiving _________ shares of Common Stock pursuant to an Agreement and Plan of Merger ("Merger Agreement") among the Company, CDK Merger Corp. and Miletos, Inc., a Delaware corporation (of which 250,000 are Contingent Shares and 2,000,000 shares are subject to the Miletos Escrow, each as defined in the Merger Agreement).

         WHEREAS, Oleg Logvinov (together with the Typaldos Parties referred to as the "Miletos Parties") will assume the role of President of the Company and will receive Common Stock Equivalents (defined below) as part of his compensation.

         WHEREAS, the parties hereto deem it to be in their best interests to enter into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of shares of capital stock of the Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.    Definitions.   As used herein, the following terms shall have the
following meanings:

"Affiliate" means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse, parent, sibling, child, step-child, or grandchild of such Person, or the spouse thereof.

"By-laws" means the By-laws of the Company as in effect on the date hereof, as they may be amended from time to time hereafter.

"Commission" means the U.S. Securities and Exchange Commission.

"Common Stock" means the Common Stock, par value $.0001 per share of the Company and any equity securities issued or issuable with respect to the Common Stock in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

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"Common Stock Equivalents" means any warrants, options or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

"Company" has the meaning assigned to it in the Preamble.

"Permitted Transfer" means, with respect to any Person, (i) a Transfer to a trust for the benefit of such Person's spouse or issue or to a family partnership, limited liability company or similar entity of which the members are solely such Person, or such Person's spouse or issue and as to which such Person exercises voting control, (ii) a Transfer to an Affiliate of such Person,
(iii) a Transfer between Stockholders, or (iv) if such Person is a limited or general partnership, a Transfer to its partners in connection with a distribution of securities held by such Person to its partners.

"Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust. unincorporated organization or government or any agency or political subdivisions thereof

"Public Sale" means a Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act, pursuant to Rule 144 under the Securities Act, or pursuant to any other provisions of the Securities Act or rules thereunder where subsequent Transfers would not be subject to Transfer restrictions thereunder.

"Registration Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and the other parties thereto as it may be amended from time to time.

"Securities Act" means the Securities Act of 1933, as amended.

"Stockholders" means the parties to this Agreement (other than the Company) and any other subsequent holder of Stock who agrees to be bound by the terms of this Agreement.

"Stock" means (i) any shares of Common Stock and (ii) any Common Stock Equivalents, in each case, whether owned on the date hereof or acquired hereafter by a Stockholder.

"Subsidiary" means with respect to any Person, (i) any corporation, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity are at the time owned by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

"Transfer" as to any Stock, means to sell or in any way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily.

"Voting Shares" means any securities of the Company the holders of which are generally entitled to vote for members of the Board.

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Section 2.    Methodology for Calculations. Except as otherwise provided in this Agreement, for purposes of calculating (i) the amount of outstanding Common Stock as of any date, (ii) the amount of Common Stock owned by a Person hereunder and (iii) related percentages, all Common Stock Equivalents shall be treated as having been converted, exchanged or exercised.

Section 3. Voting Agreement. Each Stockholder shall vote all of its Voting Shares and shall take all other necessary or desirable actions within its control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum, executing all written consents in lieu of meetings and voting to remove members of the Board, as applicable), and the Company shall take all necessary and desirable actions within its control to cause to be elected to the Board of Directors the person designated from time to time by the Investors (including any person designated as a successor to fill any vacancy arising by reason of the resignation, death, removal or inability to serve of any designee of the Investors) pursuant to their rights set forth in Sections 6.1 to 6.7, below.

Section 4.    Restrictions on Transfers of Stock.

         (a) No Miletos Stockholder shall Transfer any Stock prior to the first anniversary of the execution of this Agreement, whether owned on the date hereof or acquired hereafter, without first, if applicable, complying with the provisions of Section 5 hereof if, after giving effect to such Transfer, such Miletos Stockholder shall have Transferred in the aggregate an amount of Common Stock in excess of 5% of the outstanding Common Stock held by such Miletos Stockholder as of the date hereof, except that (i) any Miletos Stockholder may Transfer Stock in connection with the bona fide merger of the Company or bona fide sale of all or substantially all of the assets or equity securities of the Company, (ii) any Miletos Stockholder may Transfer Stock in connection with a Permitted Transfer, and (iii) any Miletos Stockholder may make the Transfers required or permitted by the Miletos Escrow and (iv) any Transfer pursuant to a Public Sale, provided such sale under this clause (iv) is within the limitations set forth in paragraph 4(c), below.

         (b) Except in connection with a Public Sale or as otherwise permitted under Section 4(c), any Transfer by a Stockholder of Stock to any transferee (including any transferee that is an Affiliate of a transferor) who is not a Stockholder shall upon consummation of, and as a condition to, such Transfer execute and deliver to the Company (which the Company shall then deliver to all other Stockholders) an agreement in form and substance satisfactory to the Company pursuant to which it agrees to be bound by the terms of this Agreement for the benefit of the parties hereto and such transferee shall thereafter be deemed to be a Stockholder for all purposes of this Agreement.

         (c) The restrictions on Transfers set forth in Section 4(a) of this Agreement shall not apply to a Transfer (a) a Transfer pursuant to a Tag Along Notice (defined in the Stockholders Agreement); or (b) a Transfer pursuant to Rule 144 or an effective registration statement provided, (i) during the period commencing 90 days after the Closing Date and ending 90 days thereafter such Transfer shall not exceed 20% of the number of shares owned by each Miletos Stockholder as set forth on the signature page hereto (the "Commencement Amount"), (ii) during the period commencing 180 days after the Closing Date and ending 90 days thereafter shall not exceed 20% of the Commencement Amount, and
(iii) during the period commencing 270 days and ending 90 days thereafter such Transfers shall not exceed 25% of the Commencement

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Amount, provided, the limitations set forth in this paragraph 4(c) shall not apply to an underwritten offering of Shares of Common Stock in which the managing underwriter is willing to include stock owned by the Miletos Stockholders and would yield not less than $5 million of gross proceeds for the Company. The numerical limitations above shall be absolute for each period.

         (d) Any Transfer or attempted Transfer of Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stock as the owner of such Stock for any purpose.

Section 5.    Tag-Along Rights.

         5.1. Tag-Along. No Miletos Party shall Transfer more than [5%] shares of Common Stock or Common Stock Equivalents, other than in connection with a distribution to its stockholders, (as such number may be adjusted to reflect any stock split, combination, dividend or other similar transaction) owned by such Miletos Party in a single transaction or series of related transactions without complying with the terms and conditions set forth in this Section 5.

         5.2. Tag-Along Obligations. The Miletos Parties (the "Tag-Along Initiator") desiring to Transfer any shares of Stock shall give not less than 20 days prior written notice of such intended Transfer to each Investor ("Tag-Along Offeree") and to the Company. Such notice (the "Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the proposed transferee, the number of shares proposed to be transferred by the Tag-Along Initiator (the "Tag-Along Shares"), the purchase price per share proposed to be paid therefor and the payment terms and type of transfer to be effectuated. Within 10 days after delivery of the Tag-Along Notice by the Tag-Along Initiator to each Tag-Along Offeree and to the Company, each Tag-Along Offeree shall, by written notice to the Tag-Along Initiator and the Company, have the opportunity and right to sell to the transferee in such proposed Transfer (upon the same terms and conditions as the Tag-Along Initiator) up to that number of shares of such Stock owned by the Tag-Along Offeree as shall equal the product of (x) a fraction, the numerator of which is the number of shares of such Stock owned by the Tag-Along Offeree as of the date of the Tag-Along Notice and the denominator of which is the aggregate number of shares of such Stock owned as of the date of the Tag-Along Notice by the Tag-Along Initiator and all of the Tag-Along Offerees, times (y) the number of shares of such Stock owned as of the date of the Tag-Along Notice by the Tag-Along Offeree; provided, however, that the number of shares of Stock to be sold by any Tag-Along Offeree shall not exceed the same proportion as the number of shares of Stock to be Transferred by the Tag-Along Initiator bears to the number of shares of Stock held by the Tag-Along Initiator. The amount of Tag-Along Shares to be sold by any Tag-Along Initiator shall be reduced to the extent necessary to provide for such sales of shares by Tag- Along Offerees. No Person may Transfer shares in any transaction that is subject to this Section 5 unless the transferee agrees to be bound by and complies with the terms of this Agreement.

         5.3. Closing. At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, the Tag-Along Initiator together with all Tag-Along Offerees electing to sell shares, shall deliver, free and clear of all liens, to the proposed transferee certificates evidencing the shares to be sold thereto duly endorsed with transfer powers and shall

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receive in exchange therefore the consideration to be paid or delivered by the proposed transferee in respect of such shares as described in the Tag-Along Notice.

         5.4. Limitations. The provisions of this Section 5 shall not apply to
(x) any Public Sale, or (y) any Permitted Transfer by a Stockholder.


Section 6.    Certain Covenants.

         6.1. Financial Statements, Other Information and Access. (a) The Company shall deliver to each Investor:

              (i) within 50 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, statements of consolidated operations and cash flows and a statement of consolidated stockholder's equity of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Commission shall be deemed to satisfy the requirements of this clause
                    (i);

              (ii) within 105 days after the end of each fiscal year, statements of consolidated operations and cash flows and a statement of changes in consolidated stockholder's equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail and examined and certified, without qualification by independent public accountants of recognized national standing selected by the Company; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Commission shall be deemed to satisfy the requirements of this clause (ii);

              (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports it sends to its stockholders and copies of all such registration statements (without exhibits), other than registration statements relating to employee benefit or dividend reinvestment plans, and all such regular and periodic reports as it shall file with the Commission; and

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              (iv)  with reasonable promptness, such other information and financial data concerning the Company as any Person entitled to receive information under this Section 6.1 may reasonably request, provided the information and financial data it can be provided at reasonable cost and expense.

         (b) The Company will permit each Investor and its representatives, upon reasonable advance notice, to visit and inspect, during normal business hours and at the Investor's expense, any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the senior management officers of the Company as well as the accountants of the Company; provided, that, without the Company's consent, which shall not be unreasonably withheld, the Investors' right to visit and inspect the Company's properties shall not exceed four times a year.

         (c) Each Investor agrees to hold in confidence and not use or disclose any "confidential information" provided to or learned by it in connection with its rights under this Agreement, and will inform its agents of their agreement in this regard. The term "confidential information" means material marked "confidential" by the Company or such information is disclosed orally, if proceeded by a statement that such information is confidential information and such statement is reduced to writing within 5 business days and notice is given to the party receiving the information, but does not include information that
(a) is or becomes generally available to the public other than as a result of disclosure by the Investor in violation of this Agreement; (b) was available to the Investor on a nonconfidential basis prior to its disclosure to the Investor;
(c) was already lawfully in the Investor's possession; (d) becomes available to the Investor on a nonconfidential basis from a source other than the Company, provided that, to the Investor's knowledge, such source is not bound by confidentiality agreements with the Company; or (e) is independently developed by the Investor.

         6.2 Right of the Investors to Designate Directors. (a) The Company and the Miletos Parties shall cause one person designated by the Investors to be nominated, and shall use its best efforts to cause such person to be elected (which, in the case of the Miletos Parties, shall include their affirmative vote in favor of Investors' nominee), to the Board of Directors of the Company effective, without any further action, within five days after such person is designated and at each annual meeting of stockholders occurring thereafter (any person designated by the Investors pursuant to this Section 6.2 from time to time, a "Investor Designee"). In connection with any annual meeting of shareholders at which the term of the Investor Designee is to expire, the Company will take all necessary action to include the Investor Designee as one of management's nominees for director and use the same efforts to cause such Investor Designee to be elected to the Board of Directors of the Company as are used with respect to management's other nominees. In the event of any vacancy arising by reason of the resignation, death, removal or inability to serve of any Investor Designee, the Investors shall be entitled to designate a successor to fill such vacancy for the unexpired term. The Company further agrees that the Investors shall be entitled to designate a non-voting observer to attend and participate in (but not to vote at) all meetings of the Board of Directors of the Company and any committee of the Board (the "Non-voting Observer"). The Non-voting Observer shall have the same access to information concerning the business and operations of the Company and its Subsidiaries and at the same time as directors of the Company, and shall be entitled to participate in discussions and consult with the Board of Directors of the Company without voting. The Investor Designee shall

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be subject to the reasonable approval of the Company except if the Investor
Designee is Steven Horowitz or Andrew S. Prince, MBA, J.D. or a bona fide employee of, or regular consultant to, Investors or any of their Affiliates (in which case such approval shall not be necessary).

         (b) The Company and the Investors acknowledge that the provisions of this Agreement, including 6.2(a) are intended to provide the Investors with "Contractual Management Rights" within the meaning of ERISA and the regulations promulgated thereunder.

         6.3 Board and Committee Notice Requirement. In addition to any requirements specified in the By-Laws of the Company, the Company shall notify the Investors, the Investor Designee and the Non-voting Observer, by telecopy, of (a) every meeting (or action by written consent) of the Board of Directors of the Company and (b) every meeting (or action by written consent) of the board of directors of any Subsidiary and of any committee of the Board of Directors of the Company or any Subsidiary, at least three days in advance of such meeting (or distribution of written consents).

         6.4 Action by the Board of Directors. Without the approval of the Board of Directors of the Company that includes the affirmative vote of the Investor Designee, the Company shall not, in a single transaction or a series of related transactions, at any time after the date hereof, directly or indirectly: (a) issue any equity securities at a price per share of Common Stock (or, in the case of Common Stock Equivalents (as defined in Section 1), having a conversion price per share of Common Stock) less than 80% of the Market Price of the Common Stock, (b) acquire, sell, lease, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practice, (c) make any capital expenditure in excess of $100,000 per fiscal year or not in accordance with the annual budget approved by the Company's Board of Directors including the affirmative vote of the Investor Designee for the then current fiscal year, (d) amend, supplement, modify or repeal any provision of the Certificate of Incorporation or By-Laws of the Company or take any other action, including, without limitation, the adoption of a stockholders' rights plan or similar plan, or the consummation of a capital stock repurchase or redemption,
(e) modify, extend or renew the agreements set forth on Schedule 6.4(e) thereto,
(f) enter into any material transaction with Andreas Typaldos or his Affiliates,
(g) issue any equity securities having superior voting rights or dividend or liquidation preference over Common Stock for consideration other than tangible property at fair market value or cash, or (h) until the Company shall have raised not less than $3 million of equity financing after the Closing Date at a minimum average price per share of $1.75, make any expenditure or commitment that deviates in any material respect from the budget annexed hereto as Schedule 6.5(h). For the purpose of this Section 6.4, "Market Price" means the average of the daily mid-points between the closing bid and asked prices for the Company's Common Shares as reported in the Over-the-Counter Bulletin Board, for the twenty
(20) most recent trading days for which such information is available preceding the date of determination as shown by Bloomberg LP or a similar service.

         6.5 Reimbursement of Certain Expenses. The Company shall, upon request therefor, promptly reimburse the Investor Designee (and, to the extent that the Investor Designee shall not attend or charge therefor, the Non-voting Observer) for all reasonable expenses incurred by him in connection with his attendance at meetings of the Board of Directors or of committees of the Board of Directors and any other activities undertaken by him in his capacity as a director of the Company or any Subsidiary or observer, as applicable to the same extent as the Company would reimburse any other director in respect of such activities. The foregoing shall be in addition to,

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and not in lieu of (or in duplication of), any indemnification or reimbursement obligations of the Company under the Certificate of Incorporation or By-Laws of the Company or by Law. The Non-voting Observer shall be entitled to indemnification from the Company to the maximum extent permitted by Law as though he or she were a director of the Company or the Subsidiary.

         6.6 Directors' Indemnification; Insurance. (a) To the extent commercially available, the Company shall at all times maintain directors' and officers' liability insurance comparable in terms and coverage to that maintained on the date hereof, and the Investor Designee shall be covered under such insurance.

         (b) The Certificate of Incorporation, By-laws and other organizational documents of the Company shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board of Directors of the Company, and to any Non-Voting Observer as though he or she were a director of the Company. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board of Directors or Non-Voting Observer of the Company until at least six years following the date that the Investor Designee is no longer a member of the Board of Directors of the Company.

         (c) The Investor Designee and any Non-Voting Observer is intended to be a third-party beneficiary of the obligations of the Company pursuant to this
Section 6.7, and the obligations of the Company pursuant to this Section 6.7 shall be enforceable by the Investor Designee and the Non-voting Observer.

Section 7. Conflicting Agreements. Each Stockholder represents and warrants that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement, and no holder of Stock shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement.

Section 8.    Legend.

         (a) Each Stockholder and the Company shall take all such action necessary (including exchanging with the Company certificates representing shares of Stock issued prior to the date hereof) to cause each certificate representing outstanding shares of Stock beneficially owned by such Stockholder to bear a legend containing the following words:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF (i) UNLESS (A) REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES AND "BLUE SKY" LAWS OR (B) AN OPINION OF COUNSEL SATISFACTORY TO CDKNET.COM, INC. (THE "COMPANY") THAT SUCH REGISTRATION IS NOT NECESSARY HAS BEEN DELIVERED TO THE COMPANY OR (ii) UNLESS SOLD PURSUANT TO AND IN COMPLIANCE WITH RULE 144 OF SUCH ACT AND APPLICABLE SECURITIES OR "BLUE SKY" LAWS."

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"IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE
RESTRICTIONS ON TRANSFER AND TO THE VOTING AGREEMENTS SET FORTH IN THE STOCKHOLDERS' AND VOTING AGREEMENT DATED AS OF __________, 2004 BY THE COMPANY AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

         (b) The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. The requirement that the above legend regarding this Agreement be placed upon certificates evidencing shares of Stock shall cease and terminate upon the sale of such shares of Stock pursuant to a Public Sale. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

Section 9.    Representations and Warranties.

         (a) Each party hereto represents and warrants to the other parties hereto as follows:

              (i) It has full power and authority to execute, deliver and perform its obligations under this Agreement.

              (ii) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

              (iii) The execution, delivery and performance of this Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

              (iv) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in connection with the transactions contemplated hereby.

              (v) It is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

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         (b)  Each Stockholder represents and warrants to the Investors that
Schedule 9(b) hereto sets forth a list of all securities of the Company (including, without limitation, shares of capital stock, convertible securities, debentures, etc.) held of record or beneficially owned by such Stockholder immediately after the date hereof. All such securities are free and clear of any liens, encumbrances, rights of first refusal or other rights of third parties of any nature with respect thereto.

         (c) Each Stockholder represents and warrants that, except as set forth on Schedule 9(b) hereto and other than this Agreement, the Miletos Escrow and the Registration Agreement, such Stockholder is not a party to any contract or agreement, written or oral, with respect to the securities of the Company (including, without limitation, any voting agreement, voting trust, stockholder's agreement, registration rights agreement, etc.).

Section 10. Duration of Agreement. The rights and obligations of a Stockholder under this Agreement shall terminate at such time as such Stockholder no longer is the beneficial owner of any shares of Stock. This Agreement shall terminate the earlier of two years after the date hereof, or at such time as the Investors own shares of Common Stock that constitute a percentage of the outstanding shares of Common Stock owned by Investors on the date of determination which is less than half of the percentage of the Company's outstanding shares of Common Stock owned by them on the effective date of this Agreement.

Section 11. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 12. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Stockholder unless such modification, amendment or waiver is approved in writing by the Company, and Stockholders, excluding the Miletos Parties, owning at least a majority of the outstanding shares of Stock and the Miletos Parties. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14. Entire Agreement; Effect on Prior Agreements. Except as otherwise expressly set forth herein, this document and the other documents dated the date hereof embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Stockholder under any other agreement with the Company, the terms of this Agreement shall govern.

Section 15. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Stockholder and their respective successors, assigns, heirs and personal representatives, so long as they hold Stock. Except pursuant to a Permitted Transfer or a Transfer of Stock in compliance with Section 5, no Stockholder shall have the right to assign its rights and obligations under this Agreement, without the consent of each of the other Stockholders.

Section 16. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 17. Remedies. Each Stockholder shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 18. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the signature pages hereto and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

              CDKnet.com, Inc.
              40 Marquette Drive
              Smithtown, NY  11787
              Telecopy: (631) 724-6454
              Attention: Andrew Schenker

              with a copy to:

              Sommer & Schneider LLP
              595 Stewart Avenue, Suite 710
              Garden City, New York 11530
              Telecopy: (516) 228-8211
              Attention: Herbert H. Sommer, Esq.

The Stockholders' address for notice purposes is:

The address set forth below their respective names on the signature pages hereto;

In the case of the Miletos Parties, with a copy to:

              Norris McLaughlin & Marcus, P.A.
              220 East 42nd Street, 30th Floor
              New York, NY  10017
              Telecopy:  (212) 808-0844
              Attention:  G. Robert Marcus, Esq.

In the case of Investors, with a copy to:

              Sommer & Schneider LLP
              595 Stewart Avenue, Suite 710
              Garden City, New York 11530
              Telecopy: (516) 228-8211
              Attention: Herbert H. Sommer, Esq.

Section 19. Governing Law, Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 20. Miscellaneous. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement is intended to be a voting agreement among stockholders as permitted by Section 218(c) of the Delaware General Corporation Law.

Section 21. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders' and Voting Agreement on the day and year first above written.


                                            CDKNET.COM, INC.


                                            By:  /s/ Steven A. Horowitz
                                                 -------------------------------
                                                 Name:  Steven A. Horowitz
                                                 Title: CEO



                                            SCARBOROUGH LTD.


                                            By:  /s/ Clive Dakin
                                                 -------------------------------
                                                 Name:
                                                 Title:
                                                 Address:



                                            STORTFORD HOLDING LIMITED


                                            By:  /s/ Clive Dakin
                                                 -------------------------------
                                                 Name: Clive Dakin
                                                 Title: Trustee

                                                 Address:    9
                                                 Columbus Centre
                                                 Pelican Drive
                                                 Road Town, Tortola BVI



                                            TARGET GROWTH FUND, LTD.


                                            By:  /s/ Lorenzo Cocco
                                                 -------------------------------
                                                 Name:
                                                 Title:   Authorized signatory
                                                 Address: Chancery Hall
                                                          52 Reid Street
                                                          Hamilton HM 12 Bermuda


                                            /s/ Steven A. Horowitz
                                            ------------------------------------
                                            Steven A. Horowitz



                                            /s/ Andreas Typaldos
                                            ------------------------------------
                                            Andreas Typaldos

                                       /s/ Renee Typaldos
                                       -----------------------------------------
                                       Renee Typaldos



                                       /s/ Kathryn Typaldos by Andreas Typaldos
                                       -----------------------------------------
                                       Kathryn Typaldos



                                       /s/ Clair Typaldos by Andreas Typaldos
                                       -----------------------------------------
                                       Claire Typaldos



                                       /s/ Oliva Typaldos by Andreas Typaldos
                                       -----------------------------------------
                                       Olivia Typaldos



                                       /s/ Paul Typaldos by Andreas Typaldos
                                       -----------------------------------------
                                       Paul Typaldos



                                       /s/ Oleg Logvinov
                                       -----------------------------------------
                                       Oleg Logvinov



                                       PATRAS HOLDINGS, LLC


                                       By:  /s/ Andreas Typaldos
                                            ------------------------------------
                                                          ,Managing Member



                                       ANDREAS TYPALDOS
                                       FAMILY LIMITED PARTNERSHIP


                                       By:  /s/ Renee Typaldos
                                            ------------------------------------
                                                          ,Managing Partner

                                       RENEE TYPALDOS
                                       FAMILY PARTNERSHIP, LTD


                                       By:  /s/ Renee Typaldos
                                            ------------------------------------
                                                          ,Managing Partner



                                       NORRIS MCLAUGHLIN & MARCUS, P.A


                                       By:
                                            ------------------------------------
                                                          ,Managing Partner

                                SCHEDULE 6.4 (E)



Consulting Agreement dated _____, 2004 between the Company and Andreas Typaldos.

Employment Agreement dated _____, 2004 between the Company and Oleg Logvinov.

Miletos Escrow Agreement

Agreement and Plan of Merger

                                SCHEDULE 6.4 (H)


                                     BUDGET

                               SECURITIES HOLDINGS

INVESTORS: STOCKHOLDER              COMMON             EQUIVALENTS              TOTAL
----------------------              ------             -----------              -----
Steven A. Horowitz                1,081,261                 -0-               1,081,261

Target Growth Fund Ltd.             770,000                 -0-                 770,000

Stortford Holding Limited           537,810                 -0-                 537,810

Scarborough Limited                 385,000                 -0-                 385,000



                                   COMMON
MILETOS PARTIES                  LESS ESCROW         ESCROW          CONTINGENT       EQUIVALENTS           TOTAL
---------------                  -----------         ------          ----------       -----------           -----

Andreas Typaldos                    500,000           50,592                 0                0                    0

Renee Typaldos                      733,639           75,588            16,361                0              825,588

Patra Holdings LLC                1,956,371          201,568            43,629                0            2,201,568

Andreas Typaldos
Family Limited Partnership          450,129           46,377            10,038                0              506,544

Renee Typaldos                            0                0                 0                0                    0
Family Partnership Ltd.

Kathryn Typaldos                    733,639           75,588            16,361                0              825,588

Claire Typaldos                     733,639           75,588            16,361                0              825,588

Olivia Typaldos                     733,639           75,588            16,361                0              825,588

Paul Typaldos                       978,185          100,784            21,815                0            1,100,784

Oleg Logvinov                             0                0                 0         1,380,00            1,380,000

Norris McLaughlin & Marcus, P.A   1,876,328                0                 0                0            1,876,328